Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release ("Agreement") is made and entered into by and between Jamison Stafford, Loren Wimpfheimer, Commerce Planet, Inc., David Foucar, Charles Gugliuzza, Dominic Bohnett, Chris Cruttenden, James T. Crane, Iventa LLC, and Tony Roth, and shall be effective February 13, 2009.

RECITALS

 1.       Definitions:

As used in the Agreement, the following terms shall mean as follows:

a.  "Stafford" shall mean Jamison Stafford and Loren Wimpheimer.

b.  "Commerce Planet" shall mean Commerce Planet, Inc.

c.  "Iventa" shall mean Iventa LLC.

d.  "Foucar" shall mean David Foucar.

e.  "Gugliuzza" shall mean Charles Gugliuzza.

f.  "Bohnett" shall mean Dominic Bohnett.

g.  "Cruttenden" shall mean Chris Cruttenden.

h.  "Crane" shall mean James T. Crane.

i.  "Roth" shall Tony Roth.

j.  "The Parties" shall mean Stafford, Commerce Planet, Hill, Foucar, Gugliuzza, Bohnett, Cruttenden, Crari'e and Roth.

k.  "Claims" shall mean any claims or debts of whatever kind or nature at law, equity or otherwise, whether known or unknown, suspected or unsuspected, fixed or contingent, concealed or hidden, which have existed or which do exist from the beginning of time until the date hereof In this regard, and notwithstanding section 1542 of the California Civil Code, the term "Claims" as defined above shall include all such Claims as are referred to in Civil Code section 1542 or any other comparable provisions or principles of state or federal law or common law.

 2.       Background

a.  Stafford filed an action against Commerce Planet and other Parties in the Los Angeles Superior Court entitled "Stafford v. Commerce Planet, Inc., et al ," Case No. BC 392 533 ("Stafford Action"). Commerce Planet filed a cross-complaint against Stafford and Wimpfheimer in the Stafford Action.

b.  Commerce Planet filed an action against Gugliuzza and other defendants in the Santa Barbara Superior Court entitled "Commerce Planet, Inc. v. Gugliuzza, et al.,"Case No. 1304809 ("Commerce Planet Action"). Gugliuzza filed a cross-complaint against Commerce Planet and other Defendants the Commerce Planet Action.

c.  It is the desire of the Parties to fully and finally settle and resolve all disputes and differences which exist between the Parties, known or unknown, including, without limitation, claims arising from the facts and circumstances contained in or related to the allegations made in the Stafford Action or the Commerce Planet Action, or set forth above to avoid the risks and costs of further litigation.

AGREEMENT

In consideration of the mutual covenants contained herein and other good and valuable consideration, the Parties agree as follows:

3.       Incorporation of Recitals. The Parties incorporate into this Settlement Agreement all of the recitals set forth above.

4.       Assignment by Commerce Planet of payments owing from Morlex transaction. Commerce Planet represents and warrants that it has entered into an agreement with Morlex under the terms of which Morlex is required to pay Commerce Planet $200,000 over a 12 month period beginning on February 21, 2009 as such obligation is reflected in the agreement between Commerce Planet and Morlex reflected in the public filings of said agreement with the SEC by Commerce Planet. Commerce PIanet shall execute the assignment attached hereto as Exhibit 1 and shall take all steps necessary to ensure Stafford's collection of the sums owing thereunder.

5.       Payment by Commerce Planet to Stafford. Commerce Planet shall pay Jamison Stafford the sum of $2,579,006. In exchange for the assignment set forth in paragraph 6, Stafford agrees to defer collection of the amount until such time as all efforts to collect this amount and any other settlement payments made by Commerce Planet hereunder from Carolina Casualty Insurance Company have been exhausted.

6.       Assignment of Claims against Director's and Officer's Insurance Policy by Commerce Planet to Stafford . Commerce Planet shall execute the assignment of all claims it has against Carolina Casualty Insurance Company in the form attached hereto as Exhibit 2. In this regard, Commerce Planet agrees that it will not take any action, including the filing of bankruptcy, which would in any way impair the claims assigned to Stafford or cause them to be transferred back to Commerce Planet. The Parties acknowledge and agree that the effectiveness of Stafford's releases set forth are conditioned upon the effectiveness of such assignment and the Stafford's legal ability to pursue such assigned claims.

The Parties agree that the effectiveness of this Settlement Agreement and the Releases set forth herein are in no way contingent upon the success or failure of Stafford's legal action against the assigned Director's and Officer's insurance policy, but, rather, contingent only upon no bankruptcy proceedings being filed by or as to Commerce Planet within such statutory period of time that would cause the assigned claims to be returned to the bankruptcy estate. It is acknowledged by the Parties herein that one of the possible effects of a bankruptcy filing could be the impairment Stafford's ability to collect on the assignment of the Director's and Officer's insurance policy. Furthermore, a bankruptcy on the part of Commerce Planet could potentially cause the return of the Iventa assets to Commerce Planet's bankruptcy estate. Either of these events, or the occurrence of both, could render valueless all consideration provided not only to Stafford, but also to Gugliuzza in consideration of this GIobal Settlement and the corresponding Releases. Only upon the successful tolling of this period will these Releases and this Global Settlement become fully binding and irrevocable.

Furthermore, in the event that the Global Settlement and corresponding Releases are voided due to a Commerce Planet bankruptcy before the releases become irrevocable, all provisions within this Global Settlement Agreement also will be deemed voidable by the respective holders, and other forms of consideration including, but not limited to, potential claims, cash and asset compensation will be returned to their current and respective owners or holders

7.       Transfer of Intellectual Property from Iventa LLC. As additional consideration to be received by Stafford and Gugliuzza hereunder, Stafford, Gugliuzza, Iventa and Commerce Planet agree that:

a.  A new company ("Newco") shall be formed by Stafford. Both Iventa and Commerce Planet are financially unable to meet their ongoing support obligations to the existing clients of Iventa. In lieu of purchasing the assets of Iventa, Newco has agreed to accept the intellectual property rights described herein necessary to provide ongoing support of Iventa customers, should such customers so choose to enter into new ongoing support services with Newco. Iventa will retain all existing liabilities and assets. Iventa will work in good faith to transfer all existing clients to Newco before discontinuing operations in order to mitigate damages that may arise to Iventa from its inability to provide web support. In addition to the financial difficulties referenced, Iventa operates at a dramatic cash deficit. The value of the Iventa license discussed herein is nominal and will be purchased for $ 1.00 by Newco. Upon the successful transition of the Iventa client base and all required supporting documentation to Newco, Iventa will cease operations after 90 days and destroy all remaining versions of the Iventa code currently in its or other third party's possession. Iventa agrees and will represent and warrant that the sole source code of the Iventa system will be in the exclusive possession of Newco within the close of the 90 day period.

b.  Iventa hereby transfers to NewCo the following, and represents and warrants that such intellectual property rights are free and clear of any encumbrances:

i.  Full, unrestricted copy of source code and all associated files and processes owned by Iventa, including a irrevocable, exclusive license to any copyrights therein or thereto, and unrestricted access to Iventa's servers to ensure transfer is complete.

ii.  All right, title and interest in and to the domain names and related trademarks: iventa.com, godashboard.com, thebin.com, abcecommerce.com, fanconnect.net, iventadev.com, and iventastage.com.

iii.  AT&T vanity lines, particularly (888) 848-3682.

c.  Iventa LLC agrees to assist in the migration of customer data for any customers who chooses to migrate to NewCo.

d.  Iventa LLC agrees to cease Iventa operations within 90 days.

e.  Iventa LLC represents and warrants that it is the sole owner of Iventa source code and agrees that it shall never sell, Iicense or otherwise transfer Iventa source code to any other entity. Iventa further represents and warrants that it has not already done so.

f.  Iventa LLC agrees that it shall destroy all copies of Iventa source code after 90 days of the effective date of this Agreement.

g.  Iventa LLC, Stafford and Gugliuzza shall comply with the terms of the Transition Plan attached hereto as Exhibit 3.

8.       Request for Dismissals. The Parties shall cause requests for dismissal without prejudice of the complaint and cross-complaint in the Stafford Action and the complaint and cross-complaint in the Commerce Planet Action as to any Parties hereto, which dismissals shall be filed within seven days after this Agreement is signed by all Parties. The Parties agree that any statutes of limitation as to the claims asserted in the Stafford Action or the Commerce Planet Action shall be deemed tolled as of the filing of said Actions.

9.       General Release by Commerce Planet et al. of Stafford Except for the obligations arising from this Agreement, Commerce Planet, Foucar, Gugliuzza, Bohnett, Cruttenden, Crane, Iventa, and Roth each irrevocably and unconditionally releases, acquits, and forever discharges Stafford, Wimpheimer, and each of their employees, agents, representatives, predecessors, successors, assigns, attorneys, and all persons acting by, through, under or in concert with them, the ("Stafford Releasees"), from any and all obligations under any current or former agreements, including any employment agreements, and from any Claims.

10.      General Release by Stafford and Wimpfheimer. Except for the obligations arising from this Agreement, Stafford and Wimphheimer each irrevocably and unconditionally releases, acquits, and forever discharges Commerce Planet, Foucar, Gugliuzza, Bohnett, Cruttenden, Crane, Iventa, and Roth and each of their employees, agents, representatives, predecessors, successors, assigns, attorneys, and all persons acting by, through, under or in concert with them, from any and all CIaims. This release does not release Michael Hill from any Claims by Stafford or Wimpffieimer. This release is expressly conditioned upon the effectiveness of the assignment of the insurance claims set forth in paragraph 6 above and Stafford's legal ability to pursue such claims to judgment or settlement. Stafford and Wimpfheimer shall retain their shares in Commerce Planet and all rights as shareholders of Commerce Planet with respect to any transactions between Commerce Planet and any third party, including the Morlex transaction. This release shall not release Claims by Stafford and Wimpfheimer against Jasper + Hall or any of its agents, employees, or owners.

11.      General Release by Commerce Planet, et al. Except for the obligations arising from this Agreement, Commerce Planet, Iventa, Foucar, Gugliuzza, Bohnett, Crittenden, Crane, Iventa, and Roth each irrevocably and unconditionally releases, acquits, and forever discharges the other and each of the other's employees, agents, representatives, predecessors, successors, assigns, attorneys, and all persons acting by, through, under or in concert with them, from any and all Claims.

12.      Waiver of Section 1542. It is the intention of the Parties that this Agreement and the releases contained herein shall constitute a full and final accord and satisfaction of all Claims that the Parties may have or hereafter be deemed to have against each other. In furtherance of this intention, each Parry expressly waives any statutory or common law provision that would otherwise prevent this release from extending to Claims that are not currently known or suspected to exist in any Party's favor at the time of executing the release and which if known by that Parry, might have materially affected his settlement as provided for hereunder. The Parties acknowledge that they are familiar with Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN His FAVOR AT THE TIME OF EXECUTING THE LEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each Party waives and releases any rights or benefits that he may have under Section 1542 to the full extent that he may lawfully waive such rights and benefits, and each Party acknowledges that he understands the significance and consequences of the waiver of the provisions of California Civil Code section 1542 and that he has been advised by his attorney as to the significance and consequences of this waiver. Each of the Parties agrees that this waiver is an essential and material term of this Agreement, as well as the definition of "Claims," and that without such waiver this Agreement would not have been entered into.

13.      Other Provisions.

a. Warranty Re Ownership of Claims Released. Each Party represents and warrants that he is the sole owner of all Claims he may have against the other or arising out of the Action or any of the above-mentioned facts and that he has not transferred or agreed to transfer any Claims released under the terms of this Agreement. Each Party further agrees to indemnify and hold the other Party harmless from and against any liability, loss, judgment, settlement, costs, or expense, (including without limitation reasonable attorney's fees) resulting from, arising out of, or occasioned by the breach of the foregoing representation and warranty.

b.  Covenant Re Present and Future Litigation. With respect to Claims released under this Agreement, each Party agrees that he will not hereafter, either individually or on behalf of any other person or entity, (i) commence, maintain, or prosecute any action or proceeding at law or otherwise, (ii) assert any right of any nature, or (iii) assert any Claims against any other Party to this Agreement. Each Party further represents and warrants that he has not commenced any other action or proceeding at law or otherwise based on Claims arising out of the subject matter of the Action or any of the outer facts set forth in the Recitals above on his own behalf or on behalf of any other person or entity against any Party to this Agreement.

c.  Acknowledgment of Risk. It is understood by the Parties that the facts with respect to which this Agreement is made may hereafter prove to be other than or different from the facts in that connection now known by any of them or believed by any of them to be true. Each of the Parties expressly accepts and assumes the risk of the facts proving to be so different, and each of the Parties agrees that all of the terms of this Agreement shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

d.  No Reliance on Representations. Each of the Parties acknowledges that (i) the other Party has not made any representations, warranties, or promises, except those specifically set forth in this Agreement, which have induced the Parry to enter into this Agreement; (ii) he has not relied upon any representations, warranties, promises or conditions made by the other Party or the other Parry's attorneys, agents or representatives not specifically set forth in this Agreement in entering into this Agreement; (iii) he has executed this Agreement after independent investigation and without fraud, duress or undue influence; and (iv) he has been independently represented by legal counsel during the negotiation of this Agreement and has executed this Agreement after consulting with his own legal counsel.

e.  Future Legal Developments Not To Apply. The Parties agree that subsequent changes in California law or federal law, through legislation or judicial interpretation, which create or find additional or different rights and obligations of the Parties shall not affect this Agreement.

f.  Execution of Other Documents and Further Acts. In addition to the acts recited in this Agreement to be performed by each of the Parties, each Party agrees to perform or cause to be performed all further acts and to execute or cause to be executed promptly all documents and instruments necessary to give effect to each term of this Agreement.

g.  Governing Law. This Agreement shall be construed and enforced under and in accordance with the law of the State of California.

h.  Indemnification. Each Party agrees to indemnify and hold each other Party harmless from and against any liability, loss, judgrrtent, settlement, costs, or expense (including without limitation reasonable attorney's fees) resulting from, arising out of, or occasioned by that Party's breach of the warranties and representations contained in this Agreement.

i.  Attorney's Fees and Costs in This Matter. Each of the Parties shall bear his own costs and attorney's fees in connection with the Action or arising out of the subject matter hereof.

j.  Future Attorney's Fees. Should any Party institute any action or proceeding to enforce any provision of this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of such Party's rights or obligation hereunder, or for any other remedy, the prevailing party in such action or proceeding shall recover from the losing party all attorney's fees, costs, and expenses reasonably incurred by the prevailing party for the services rendered for or on behalf of such prevailing party.

k.  Non-Waiver. No waiver of the breach of any of the provisions of this Agreement shall be a waiver of any preceding or succeeding breach of the Agreement or any other provisions of it.

1.  Construction. As used herein, the masculine gender shall include the feminine and neuter, and the singular shall include the plural, wherever the context and fasts require such construction.

m.  Execution in Counterparts This Agreement may be executed in counterparts, all of which, when taken together, shall constitute one agreement with the same force and effect as if all signatures had been entered on one document.

n.  Merger and Modification. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior agreements, negotiations, and oral understandings, if any, and may not be amended, supplemented, or discharged, except by an instrument in writing signed by each of the Parties hereto. The Parties represent and warrant that there are no other agreements, written or oral, between them with respect to the subject matter of this Agreement that are not incorporated herein.

o.  No Admission of Liability. This Agreement is entered into for the settlement and compromise of disputed claims and shall never be treated as an admission of liability by any Party for any purpose.

p.  Agreement Drafted Jointly. This Agreement was drafted jointly by the Parties. Therefore, in any construction of this Agreement, the Agreement shall not be construed against either party.

q.  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective successors, assigns, heirs, executors, administrators and legal and personal representatives.

r.  Headings. The heading of the paragraph of this Agreement are inserted. for convenience only and shall not be deemed to constitute a part hereof.

s.  Severance. If any provision of this Agreement or any payments pursuant to the tee hereof shall be invalid or unenforceable to any extent, the remainder of this Agreement and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

t.  Facsimile Signatures. This Agreement maybe executed by facsimile, and facsimile signatures shall have the same force and effect as original signatures.

u.  Warranty of Authority. Each person executing this Agreement represents and warrants that he has the full power and authority to enter into this Agreement on behalf of the entity or person for which he signs or for whose benefit this Agreement is entered into and to make this Agreement binding onany such entity or person.

v.  Retention of Jurisdiction. The requests for dismissal referenced in paragraph 8 herein shall acknowledge the continuing jurisdiction of the Los Angeles Superior Court in the Stafford Action and the Santa Barbara Superior Co~.iit in reference to the Commerce Planet Action to enforce the terns of this Settlement Agreement and Mutual Release under CCP 664.6.

In witness whereof, the Parties have executed this Agreement as of the date set forth in the first page of this Agreement.

/s/ Jamison Stafford	/s/ Loren Wimpfheimer
Jamison Stafford	Loren Wimpfheimer

/s/ Anthony G. Roth	/s/ Anthony G. Roth
Commerce Planet, Inc. by	Iventa LLC, by

Anthony G. Roth	Anthony G. Roth
its Director	its Director

/s/ David Foucar	/s/ Charles Gugliuzza
David Foucar	Charles Gugliuzza

/s/ Dominic Bohnett	/s/ Chris Cruttenden
Dominic Bohnett	Chris Cruttenden

/s/ James T. Crane	/s/ Anthony G. Roth
James T. Crane	Tony Roth

Exhibit 1 to Settlement Agreement

Commerce Pianet, ke. ("Assignor") conveys.and assigns to Jamison Stafford ("Assignee"), an undivided 50% interest in all of its rights, remedies, titles and/or interest in and to any and all rights to receive payments from Morlex pursuant to that certain agreement under the terms of which Morlex is required to pay Commerce Planet $200,000 over a 12 month period beginning ort February 21, 2009 as such obligation is reflected in the agreement between Commerce Planet and Morlex reflected in the public filings of said agreement with the SEC by Commerce Planet. Assignor shall hold any Morlex payments it receives in trust for Assignee and shall pay 50% of my such payments to Assignee immediately upon its receipt of same.

Commerce Planet represents and warrants that all applicable agreements.relating to the Morlex agreement are attached hereto.

/s/ Jamison Stafford	/s/ Anthony G. Roth
Jamison Stafford	Commerce Planet, Inc., by

Anthony G. Roth
its Director

Exhibit 2 to Settlement Agreement

Commerce Planet, .lnc. ("Assignor") conveys and assigns to Jamison Stafford ("Assignee"), all of its rights, remedies, titles and/or interest in and to any and all claims and/or causes of action against Carolina Casualty Insurance Company ("Carolina") or any other insurer arising from the facts and circumstances regarding the lawsuit filed in the Superior Court of the State of California for the County of Los Angeles entitled "Stafford v. Commerce Planet, Inc., et al.," Case No. BC 392 533 ("Stafford Lawsuit"), including. but not limited to, claims and/or causes of action for Breach of Contract, Breach of the Covenant of Good Faith and Fair Dealing, Fraud and Declaratory Relief arising from Carolina's failure to provide a defense or indemnity to Assignor arising from the Stafford Lawsuit:

/s/ Jamison Stafford	/s/ Anthony G. Roth
Jamison Stafford	Commerce Planet, Inc., by

Anthony G. Roth
its Director